CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-153513 on Form N-14 under the Securities Act of 1933, of our report dated February 22, 2008, relating to the financial statements and financial highlights of Summit Mutual Funds, Inc. -- Pinnacle Series, including the Bond Portfolio appearing in the Annual Report on Form N-CSR of Summit Mutual Funds, Inc. -- Pinnacle Series for the year ended December 31, 2007, and to the reference to us under the heading "Financial Statements and Experts" in the Prospectus/Proxy Statement, which is part of such Registration Statement.

DELOITTE & TOUCHE LLP

Chicago, Illinois
October 1, 2008